Exhibit 14.3



                       INDEPENDENT AUDITORS' CONSENT



We consent to the use in Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of State Bond U.S. Government and Agency Securities Fund of our report dated November 29, 1994 accompanying the financial statements of State Bond U.S. Government Securities Fund for the year ended October 31, 1994 and to the reference to us under the heading `Financial Highlights'' appearing in the Prospectus which is a part of such Registration Statement and is incorporated by reference in the Registration Statement (Form N-14) of Federated Fund for U.S. Government Securities, Inc. filed with the Securities and Exchange Commission.



/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Minneapolis, Minnesota
September 30, 1996